Exhibit 16.1

STONEFIELD

JOSEPHSON, Inc.

Cerfitifed Public Accountants

Business Advisors

October 5, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

Dear Sir/Madam:

We have read Item 4.01(a) included in the Form 8-K with a September 29, 2005 reporting date proposed to be filed by Recom Managed Systems, Inc. with the Securities and Exchange Commission in connection with the termination of our services as independent registered public accounting firm for the company, and are in agreement with the statements contained therein, as they relate to us in paragraphs 2 to 5.

Yours very truly,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

Santa Monica, California

encl.  Proposed Form 8-K